Exhibit 99.1
ASHFORD HOSPITALITY TRUST
Fourth Quarter 2009 Conference Call
February 25, 2010
10am Central
Introductory Comments — Tripp Sullivan
Welcome to this Ashford Hospitality Trust conference call to review the Company’s results for the fourth quarter of 2009. On the call today will be Monty Bennett, Chief Executive Officer; Doug Kessler, President; and, David Kimichik, Chief Financial Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released yesterday afternoon in a press release that has been covered by the financial media.
As we start, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s annual and quarterly reports and other filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which has been filed on Form 8-K with the SEC on February 24, 2010, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Monty Bennett. Please go ahead.
Introduction — Monty Bennett
Good morning and thank you for joining us.
2009 was a challenging year on many levels. We believe however that our strategies worked to mitigate the impact of the severe economic downturn. We implemented a wide array of initiatives to maximize performance and reduce costs in three key areas: operations, debt management, and share repurchases. The primary goals have been shareholder value creation and cash flow stability.
Regarding operations, our Asset Management team, working in conjunction with our management companies, exceeded our cost savings goal. For the year, we achieved 53% flow through from the decline in revenue to the loss of EBTIDA, thereby minimizing the operating margin erosion year over year with a performance of 406 basis points down for the year, and 297 basis points down for the 4th quarter. These metrics exceeded the performance of many of our peers. Our affiliate manager Remington, who is responsible for 32% of our EBITDA significantly contributed to these cost savings and flow through benefits. We continue to make very good progress with both Hilton and Marriott to incrementally right size cost structures with revenue. Our RevPAR yield index for the year was 120.3% compared with 119.3% a year ago, reflecting a gain in market share of 100 basis points
Our debt management initiatives resulted in $285 million of new financings, loan extensions or modifications during the year. Our interest rate strategy that we implemented in 2008 to swap our debt from fixed rate to floating rate contributed significantly to our bottom line. We expect additional savings in 2010 based upon the Fed’s commentary to keep interest rates low for an extended period of time.
During the fourth quarter, we repurchased 6.3 million shares of common stock for a total of 30.1 million shares during 2009. Since the inception of our buyback initiative through the end of the 4th quarter, we have purchased 66.4 million shares of common stock and 3.1 million shares of preferred stock. By contrast, our peers issued more than 280 million shares since the beginning of 2009.
At some point, we expect our stock price will recover such that we would be more inclined to issue common stock rather than to keep buying it back. In order to get prepared for this strategy, although it could be months or years away, we have considered various methods of accessing capital including “at the market offerings.” Any such equity offerings would require us to make a determination to end our stock repurchase strategy for the foreseeable future, and would allow us to tap into the market when we see proper pricing conditions and have accretive uses for the capital. We recently put in place a structure known as a Standby Equity Distribution Agreement, or SEDA, with an affiliate of Yorkville Advisors to provide us access at our discretion, after our Board makes the determination to cease the stock repurchase program, of up to $65 million over a three year period with an all-in 2.5% discount to market pricing. This structure provides us an efficient way to access the capital markets with precision and flexibility when needed. Raymond James served as placement agent for the structure.
Over the past few quarters, we have seen REITs raise large amounts of capital to solve debt issues or prepare for new investments. However, capital raising for debt purposes is currently not a priority for us given we do not have any need for funds to meet upcoming loan maturities and we are in compliance with our credit facility covenants. Amassing capital to buy hospitality assets is currently not a core objective. By repurchasing our own stock over time at attractive values, we believe we have implemented an investment strategy at better returns than what we believe may be available in the market from hotel acquisitions.
The combination of these three key areas of our focus in operations, debt management, and share repurchases generated the following results for the fourth quarter. Proforma RevPAR for the hotels not under renovation was down 13.3% compared with the prior year. ADR was down 10.8%, and occupancy was down 181 basis points. Our hotel EBITDA margin dropped year over year by 276 bps for hotels not under renovation and 297 bps for all hotels. AFFO and CAD per diluted share for the quarter were 32 cents and 22 cents, respectively. That brings us to $1.12 and 78 cents, respectively, for the year. We believe this performance places us at the high end of the peer group.
Turning to capital expenditures, for 2009 we completed $69.2 million of projects, of which $35.3 million was owner funded. Our total targeted spend for 2010 will be approximately $87.0 million which equates to 9.4 percent of 2009 total revenues. During the downturn, we have maintained our plan to continue to upgrade hotels to improve their competitive position in the market.
Visibility remains limited in the industry. However, currently there appears to be a more optimistic perspective on hotel and economic data. On the call last quarter, I noted that we thought we were nearing the bottom of the cycle. We do think that continues to be the case as RevPAR declines are moderating and there are incremental positives to report. Hotel performance is a lagging indicator to many macro-economic data points that we track. The early signs of broader economic recovery are still not reflected in a lodging recovery. We agree with most forecasts that 2010 will be the trough year and that pricing power will resume by market as occupancy slowly begins to increase. We believe that the diversity of our assets in major markets, the strength of our brands, and the amount of capital we’ve spent to maintain the competitiveness of our hotels will position our portfolio to benefit from the market recovery.
Our top priorities for 2010 will be similar to what you have heard from us during the past year. First, strive to allocate capital to generate the best returns for our shareholders, which still appears to be in common stock buybacks. Second, deploy our debt market strategies to protect against deteriorating hotel EBITDA and eliminate maturities ahead of the curve in 2011 and 2012. Lastly, maximize operating performance with an emphasis on GOP margin and cost reductions.
I’d now like to turn the call over to David Kimichik to review our financial results.
Financial Review — David Kimichik
Thanks, Monty. Good Morning.
For the fourth quarter we reported a net loss to common shareholders of $76,874,000, Adjusted EBITDA of $47,905,000, and AFFO of $25,999,000, or 32 cents per diluted share. We reported CAD of $17,825,000, or 22 cents per diluted share.
At quarter’s end, Ashford had total assets of $3.9 billion including $165.2 million of unrestricted cash. We had $2.8 billion of mortgage debt with a blended average interest rate of 2.95%.Including the $1.8 billion interest rate swap, 98% of our debt is now floating. The weighted average maturity is 5.2 years.
Since the length of the swap does not match the term of the swapped fixed rate debt, for GAAP purposes the swap is not considered an effective hedge. The result of this is that the changes in market value of these instruments must be run through our P&L each quarter as unrealized gains or losses on derivatives. These are non-cash entries that will affect our Net Income but will be added back for purposes of calculating our AFFO and CAD. For the fourth quarter it was a loss of $17,616,000. For the full year it is a loss of $31,782,000.
At quarter’s end, our portfolio consisted of 102 hotels in continuing operations containing 22,141 rooms. Additionally, as of December 31st we owned a position in 4 performing mezzanine loans with total book value of principal outstanding of $75.9 million with an average annual un-

leveraged yield of 5.1%.
Hotel operating profit for the entire portfolio was down by $19.1 million, or 25.5%, for the quarter. Our hotel operating profit margin decreased 297 basis points for all hotels and our flow through from lost revenue to Hotel Operating Profit for the total portfolio was 58%.
Our quarter-end adjusted EBITDA to fixed charge ratio now stands at 1.69 times versus a required minimum of 1.25 times. Ashford’s net debt to gross assets is at 59.0% versus a not to exceed level of 65.0% per our credit facility covenants.
At year end our share count was 79.3 million fully diluted shares outstanding which is comprised of 57.6 million common shares, 14.3 million OP units and 7.4 million shares of Series B convertible preferred.
Regarding asset impairments, I’d like to update you on the Hyatt Regency Dearborn and the Westin O’Hare. As of December 1st the Hyatt Regency went into receivership and therefore its operations are no longer included in our consolidated financial results. On the Westin O’Hare, we have been working with the special servicer on the loan to arrange a consensual deed in lieu of foreclosure. Based on this status, we were required to write down the book value in the fourth quarter to estimated fair market value, which resulted in an impairment of $59.3 million. If the deed in lieu of foreclosure is finished, we will then record a gain of $53.0 million to the level of the non-recourse debt on the property, or a net impairment of $6.3 million
I’d now like to turn it over to Doug to discuss our capital market strategies.
Capital Market Strategies — Douglas Kessler
Thanks, and good morning.
Our capital market strategies have been a deciding factor in our continued ability to weather the very challenging operating climate. We recognize that several of these strategies set us apart from our peers.
We are the only REIT in our peer group to significantly capitalize on the downward pressure on asset and stock valuations through our disciplined share repurchases. Since inception through year end we have acquired 66.4 million shares at an average price of $2.96. This represents a significant 46%reduction from our peak of 144.6 million shares and an average price that is 78% below our peak price of $13.48 per share. These repurchases represent nearly $200 million of value creation based on yesterday’s closing price. The current state of the capital markets continues to amaze us. A large amount of equity at depressed share prices has been raised over the past year. The dilutive impact of that idle capital cannot be ignored. We believe we have created more value for our fellow shareholders through our repurchase strategies. I say “fellow shareholders” because management and insiders continue to be the largest owners of the company at 16.9%.There is no doubt that we are very much aligned with our shareholders.

Additionally, we were one of the only REITs in our peer group to actively seek to offset the economic downturn’s impact on NOI flow through with our interest rate strategies. The benefit of our capital market strategies is clear. Through the combination of our swap and flooridors, we were able to save $52.3 million in interest expense in 2009. We believe the global recession is expected to keep LIBOR low for some time. However, it is worth noting that given the structure of our interest rate hedges it would take greater than a 50 basis point movement upward in rates before we would see any reduction in the benefits from our swap and flooridors. Moreover, we continue to derive additional economic benefit from the swap from now until March 2013 so long as LIBOR remains below 3.2%, a 14 fold increase from its current 0.23% level.
We have stayed out ahead of the curve on our financings as well. For the year, we completed $285 million in new financings, modifications or extensions on 6 separate loans. In the quarter, we secured $145 million in non-recourse loans that refinanced maturing debt in 2010 and 2011, provided excess capital for improvements and unencumbered two hotels. We also refinanced the Hilton El Conquistador maturing in 2011 with attractive financing. Given the continued lack of mortgage capital in the sector, we believe these financings are a significant achievement. The net result of the refinancing initiative is that there are no remaining 2010 debt maturities and only $209 million maturing in 2011. Subsequent to the end of the quarter, we reached a preliminary agreement to modify the Capital Hilton and Hilton Torrey Pines $156.6 million loan. Pursuant to the term sheet, in exchange for a $5 million pay down and a modification fee, we would be able to obtain the full extension of the loan to August 2013 without any extension tests and also reduce covenant tests to minimize the likelihood of cash being trapped. We continue to pursue extensions on other loans that mature in 2012 and 2013. We are also thinking ahead with respect to plans for our credit facility even though that does not mature until 2012.
In terms of transactions and investments, we do not see many opportunities. However, in select circumstances, we have monetized assets in our loan portfolio. During the quarter we completed the $13.6 million sale of the previously defeased Westin Westminister loan. We were able to sell the note in excess of the par amount due to the high pay coupon compared to current market rates. Subsequent to the quarter’s end, we completed the previously announced discounted payoff on the $33.6 million Ritz Carlton Key Biscayne loan for $20 million in cash along with a $4 million note. The anticipated overflow of deals from distressed owners or lenders just isn’t there. Hotel owners that are able to hold on are waiting for the cycle to improve. Banks and servicers have been unwilling to jettison assets since they too believe the recovery is not very far away. Meanwhile there is an abundance of capital, both domestic and offshore competing for few deals. We do not expect much deal flow until the bid/ask spread tightens. We believe most of the tightening will be to the benefit of the seller and as a result values should increase.
That concludes our prepared remarks, and now we’ll open it up to any questions you may have.
Ending — Monty Bennett
Thank you for your participation on today’s call.
We look forward to speaking with you again on our next call.